UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

4453 North First Street, Suite 100

San Jose, California 95134

(Address of principal executive offices) (ZIP code)

John Shinn, Senior Vice President, General Counsel and Secretary

(408) 462-8000

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1, 2024 to December 31, 2024.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended .

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

This Form SD is being filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934.

A copy of Rambus Inc.’s Conflict Minerals Report for the period from January 1, 2024 through December 31, 2024 is filed as Exhibit 1.01 to this Form SD.

The information in this Form SD, including the Conflict Minerals Report, is publicly available on our website at www.rambus.com.

Item 1.02 Exhibit

Rambus Inc. is hereby filing its Conflict Minerals Report as Exhibit 1.01 as required by Item 1.01 of this Form SD.

Section 2 – Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable

Section 3 – Exhibits

Item 3.01 Exhibits

Exhibit 1.01 – Rambus Inc. Conflict Minerals Report for the reporting period January 1, 2024 to December 31, 2024 as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMBUS INC.

/s/ John Shinn
John Shinn, Senior Vice President, General Counsel and Secretary

Date: May 30, 2025

EXHIBIT INDEX

Exhibit No.	Description

1.01	Rambus Inc. Conflict Minerals Report for the reporting period January 1, 2024 to December 31, 2024.

4